Exhibit 10.1

FORM OF EXECUTIVE OFFICER/OPERATING COMMITTEE

RESTRICTED STOCK UNIT AGREEMENT

GENERAL CABLE CORPORATION

2005 STOCK INCENTIVE PLAN

GLOBAL STOCK UNIT AGREEMENT FOR EXECUTIVES

GRANTED TO:	«Name»

DATE OF GRANT:	«Date»

GRANTED PURSUANT TO:	General Cable Corporation 2005 Stock Incentive Plan

NUMBER OF UNITS:	«Units»

VESTING SCHEDULE:	«Insert»

1. Agreement. This Stock Unit Agreement for Executives (the “Agreement”) is made and entered into as of                      (the “Date of Grant”) between General Cable Corporation, a Delaware corporation (the “Company”), and «Name» (the “Participant”), as a participant (the “Participant”) in the General Cable Corporation 2005 Stock Incentive Plan (the “Plan”), a copy of which is enclosed herewith. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

2. Grant. The Participant is granted «Units» restricted stock units with respect to the Common Stock of the Company (the “Stock Units”). The Stock Units are granted as provided for under the Plan and are subject to the terms and conditions set forth in the Plan and this Agreement. This grant of Stock Units shall vest according to the vesting schedule set forth in Paragraphs 3 and 4 or as provided in Paragraph 9.

3. Vesting.

(a) The Stock Units shall be promptly recorded on the books of the Company as Stock Unit awards. When and if the vesting requirements, as set forth below, are satisfied, the Participant shall be entitled to receive one share of Common Stock for each vested Stock Unit granted hereunder. Each vested Stock Unit shall be settled within 90 days of the vesting date, but no later than March 15 of the calendar year following the calendar year in which the Stock Unit vested. Prior to the vesting and settlement of the Stock Units, the Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Stock Units.

(b) Except as provided in Paragraph 9, the vesting of the Stock Units is contingent upon (i) the Company’s achievement of the performance targets for Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) for the one (1) year performance periods commencing on                     , and (ii) the Participant’s continued employment with the Company and its subsidiaries through the end of the applicable Performance Period.

4. Performance Targets. Provided the Participant has remained in the continuous employment of the Company and its Subsidiaries through the end of the applicable Performance Period, the Stock Units shall become vested on the last day of the applicable Performance Period as follows:                     .

5. Adjustment. If under Section 12 of the Plan, the Participant shall be entitled to new, additional or different Stock Units, such new, additional or different Stock Units shall be subject to the vesting and other restrictions as provided in Paragraphs 6 and 8 below.

6. Rights as Shareholder. The Stock Units shall be subject to the vesting requirements and other restrictions as provided in this Agreement. Upon the delivery of shares of Common Stock under this Agreement after vesting, the Participant shall have all the rights of a shareholder with respect to such shares of Common Stock, including, but not limited to, the right to vote such shares of Common Stock and to receive all dividends and other distributions paid with respect to them, and all such shares of Common Stock shall be evidenced by one or more certificates.

7. Dividend Equivalent Rights. The Stock Units shall include corresponding Dividend Equivalent Rights. The Dividend Equivalent Rights shall be subject to the same vesting requirements and forfeiture provisions as the Stock Units, and shall be settled in the form of a cash payment at the same time that the vested Stock Units are settled as provided in Paragraph 3 above.

8. Non-Transferability. Stock Units may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any of the Stock Units in any such manner shall result in the immediate forfeiture of the Stock Units.

9. Termination of Employment. In the event of the termination of the Participant’s employment, the Participant’s outstanding Stock Units shall vest or be forfeited, as applicable, in accordance with Section 14 of the Plan; provided, however, that if the Participant’s employment terminates on account of Retirement (as defined below), a pro rata portion of the Participant’s unvested Stock Units attributable to each Performance Period will vest to the extent EBITDA is satisfied for a Performance Period (as certified by the Committee pursuant to Paragraph 4 above), as described below. The pro-rata portion of the unvested Stock Units shall be determined for the Performance Period in which the Participant’s termination date occurs and each subsequent Performance Period, and shall be calculated by multiplying the unvested Stock Units that would otherwise vest at the end of such Performance Period pursuant to Paragraph 4 above by a fraction, the numerator of which is the number of the Participant’s completed months of continuous service with the Company or a Subsidiary during the                      Performance Periods and the denominator of which is the number of months in the Performance Period for which the calculation is being performed plus the number of months in all prior Performance Periods (if applicable).

For purposes of this Agreement, “Retirement” shall mean termination of employment (other than for Cause, as defined in the Plan) after the Participant has attained age 62 and has completed ten years of service with the Company and its Subsidiaries. For purposes of this Agreement and Section 14 of the Plan, “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company. Any Stock Units that vest upon termination of employment pursuant to this Paragraph 9 shall be settled in accordance with Paragraph 3 above, subject to Paragraph 19 below. Any Stock Units that do not vest upon termination of employment shall be forfeited.

10. Change in Control. Notwithstanding anything contained in this Agreement to the contrary, all outstanding Stock Units shall become fully vested immediately upon the occurrence of the Change in Control of the Company in accordance with Section 13 of the Plan.

11. Deferral of Shares. Subject to Section 10(c) of the Plan and to the extent the Participant is eligible for participation in the General Cable Corporation Deferred Compensation Plan (the

“DCP”), the Participant shall be entitled to defer receipt of shares of Common Stock upon the termination of the vesting restrictions applicable to the Stock Units only under the terms of an agreement acceptable to the Company under the DCP and applicable law. Further, the Company reserves the right to cause deferral to be made so as to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

12. Tax and Social Insurance Withholding. Regardless of any action the Company and/or the Subsidiary which employs the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any shares of Common Stock acquired pursuant to the Stock Units and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of the shares of Common Stock upon the vesting of the Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the Stock Units that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock (as determined by the Company in its sole discretion). The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company and/or the Employer may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary/wages or other amounts payable to the Participant, with no withholding in shares of Common Stock.

In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through the withholding from the Participant’s salary/wages or other amounts payable to the Participant, no shares of Common Stock will be issued upon vesting of the Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Stock Units. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Stock Units, the Participant expressly consents to the withholding of shares of Common Stock and/or the withholding of amounts from the Participant’s salary/wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the Stock Units and any shares of Common Stock delivered in payment thereof are the Participant’s sole responsibility.

13. Legend. If the Company, in its sole discretion, shall determine that it is necessary, to comply with applicable securities laws, the certificate or certificates representing any shares of Common Stock delivered to the Participant under this Agreement shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or with respect to such laws.

14. Stock Units Subject to Securities Law. The Participant covenants and agrees with the Company that if, with respect to the Stock Units or any shares of Common Stock delivered to the

Participant pursuant to this Agreement, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the Stock Units or shares of Common Stock subject to this Agreement, (i) that he or she takes the Stock Units or such shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such shares of Common Stock shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares of Common Stock being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, the Participant shall, prior to any offer for sale of such shares of Common Stock, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that the Participant agrees that the certificates evidencing such shares of Common Stock shall bear a legend to the effect of the foregoing.

15. Stock Units Subject to Plan. This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions, except as permitted by the Plan. In the event, however, of any conflict between the provisions of this Agreement or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan.

16. Clawback. The Stock Units granted in this Agreement and any underlying shares of Common Stock or value received will be subject to all applicable clawback or compensation recovery policies adopted by the Company’s Board of Directors, as may be adopted or amended at the sole discretion of the Company’s Board of Directors.

17. EU Age Discrimination. For purposes of this Agreement, if the Participant is a resident of and employed in a country that is a member of the European Union, the grant of the Stock Units and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

18. Forced Sale of Shares; Compliance with Laws; Repatriation. Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, require the Participant to immediately sell any or all shares of Common Stock issued upon settlement of the Stock Units (in which case, the Company shall have the authority to issue sales instructions in relation to such shares of Common Stock on the Participant’s behalf).

The Participant agrees, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the Stock Units and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Stock Units) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

19. Code Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the Participant is considered a “specified employee” for purposes of Section 409A and if any payment under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, such payment shall be delayed as required by Section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to payment, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Any payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment, except in accordance with Section 409A. If payment is to be made upon vesting in the event of a Change in Control and the Change in Control is not a “change in control event” under Section 409A, then the outstanding Stock Units will nevertheless vest on the Change in Control, but, if required by Section 409A, the vested Stock Units will be paid at the date on which they would otherwise have been paid in the absence of a Change in Control, in accordance with Section 409A.

20. No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Participant at any time.

21. Discretionary Nature of Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Stock Units or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

22. Extraordinary Benefit. The value of the Stock Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Stock Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

23. Consent to Collection, Use, Processing, and Transfer of Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Stock Units and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and the Employer hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Stock Units, or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logic and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local Human Resources Manager or the Company’s Human Resources Department.

24. Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under U.S. or local law) and the grant of the Stock Units is not subject to the supervision of the local securities authorities (unless otherwise required under U.S. or local law).

25. Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Units or other awards granted to the Participant under the Plan by electronic means. the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26. English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

27. Addendum. Notwithstanding any provisions herein to the contrary, the Stock Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to this Agreement (the “Addendum”). Further, if the Participant transfers the Participant’s residence and/or employment to another country reflected in an Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

28. Additional Requirements. The Company reserves the right to impose other requirements on the Stock Units, any shares of Common Stock acquired pursuant to the Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

29. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.

30. Governing Law. All questions concerning the construction, validity and interpretation of the Stock Units and the Plan shall be governed and construed according to the laws of the Commonwealth of Kentucky, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Stock Units or the Plan shall be brought only in the state or federal courts of the Commonwealth of Kentucky.

31. Entire Agreement. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

32. By accepting the grant of the Stock Units, the Participant acknowledges that the Participant has read this Agreement, the Addendum to this Agreement (as applicable) and the Plan, and specifically accepts and agrees to the provisions therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

GENERAL CABLE CORPORATION

Gregory B. Kenny
President and CEO

I hereby accept the award of the Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

By:		Date:
«Name»

GENERAL CABLE CORPORATION

2005 STOCK INCENTIVE PLAN

ADDENDUM TO GLOBAL STOCK UNIT AGREEMENT FOR EXECUTIVES

In addition to the terms of the Plan and the Agreement, the Stock Units are subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Paragraph 27 of the Agreement, if the Participant transfers residency and/or employment to another country reflected in the Addendum at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

FRANCE

1. Use of English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

L’Employé reconnaît et consent que c’est l’intention d’Employé expresse que cet Accord, le Projet et tous les autres documents, les notifications et l’événement légal est entré dans, compte tenu de ou institué conformément aux Unités du stock, est formulé dans l’anglais. Si l’Employé a reçu cet Accord, le Projet ou aucuns autres documents liés aux Unités du stock a traduit dans une langue autrement que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.

BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

THE PARTICIPANT MUST SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN                     TO                     .

Participant Signature	Participant Name (Printed)

Date

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Stock Units, the Participant acknowledges and consents to participation in the Plan and has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the Stock Units are granted on the assumption and condition that the Stock Units and the shares of Common Stock acquired upon vesting of the Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above. Thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Stock Units shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the Stock Units, any unvested Stock Units as of the date the Participant ceases active employment will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of employment on the Participant’s Stock Units.

BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

THE PARTICIPANT MUST SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN                     TO                     .

Participant Signature	Participant Name (Printed)

Date